Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Reports Fourth Quarter and Full Year 2021 Financial Results; Backlog More Than Doubles in Three Months, Setting the Stage for Rapid Growth in 2022

Accelerating Growth of e-Bloc and E-BOOST Products Validates Demand for Pioneer’s

Innovative Solutions for Distributed Energy and Mobile EV Charging Markets

FORT LEE, N.J., March 31, 2022 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer,” "Pioneer Power" or the "Company"), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, used and new power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced its financial results for the fourth quarter and full year ended December 31, 2021.

Recent Business Highlights:

●	Accelerating sales of e-Bloc with more than $2.6 million sold in 2021
●	Developed, prototyped, and launched the E-BOOST portfolio of mobile EV charging solutions
●	Received two E-BOOST orders in Q1 2022, including a $788,000 purchase order from a hotel and casino and a $120,000 order from a leading commercial EV charging infrastructure solutions provider to charge electric school buses
●	Backlog more than doubled in three months to $22.8 million at December 31, 2021 compared to $10.9 million at September 30, 2021 and $12.7 million at December 31, 2020.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “We have successfully repositioned the company as a leading provider of solutions addressing two powerful secular tailwinds: distributed energy resources and electric vehicles. Our e-Bloc technology is a rapidly deployable, highly efficient power system that can be placed nearly anywhere, enabling large retailers, industrial customers, cryptocurrency miners and many other potential customers to effectively leverage a variety of on-grid and off-grid energy sources to streamline electricity costs, ensure reliable power and reduce carbon emissions.”

Mr. Mazurek continued, “Our E-BOOST suite of mobile EV charging solutions, although only launched in November of 2021, has already received nearly a million dollars in orders and actually delivered our first unit in March. E-BOOST enables the charging of EVs almost anywhere, on or off the grid using clean and readily available liquid propane.”

“Demand for these two solutions is exceptionally strong, enabling us to more than double our backlog during the fourth quarter of 2021,” continued Mr. Mazurek. “This backlog, which reached nearly $23 million at December 31, gives us confidence that we will increase our full-year revenue by at least 50% over 2021 levels, with significant margin expansion as well. We expect to generate positive operating cash flow for 2022.”

Fourth Quarter Financial Results

Revenue

Total revenue for the three months ended December 31, 2021 was $3.5 million, down 34.6% compared to $5.4 million for the same period last year, primarily due to a decline in sales from the Company’s T&D Solutions segment. Revenue from the Company’s switchgear product lines decreased by $1.4 million, or 47.9%, during the fourth quarter of 2021 as compared to the same period last year as a result of lower sales of medium and low voltage switchgear.

Gross Margin

Gross profit for the fourth quarter of 2021 was $25,000, or 0.7% of revenues, compared to $263,000, or 4.9% of revenues, for the year-ago period. The decrease in gross profit was primarily driven by a higher cost of goods as a result of global supply chain challenges, a tighter labor market and inflationary pressures.

Operating Income / (Loss)

For the three months ended December 31, 2021, operating loss was $1.5 million compared to $901,000 during same period last year.

Net Income / (Loss)

The Company’s net loss was $1.4 million, or $(0.16) per diluted share, for the three months ended December 31, 2021 compared to a net loss of $744,000, or $(0.09) per diluted share, during the three months ended December 31, 2020.

Full-Year Financial Results

Revenue

Total revenue for the year ended December 31, 2021 was $18.3 million, down 6.0% compared to $19.5 million for the same period last year.

Gross Margin

For the year ended December 31, 2021, Pioneer’s gross profit increased 58.1% to $1.4 million, or 7.6% of revenue, from $881,000, or 4.5% of revenue, for the same period last year. The significant increase in gross profit was the result of strict management of overhead costs and pricing power in our end markets.

Operating Income / (Loss)

For the year ended December 31, 2021, operating loss decreased to $3.9 million compared to an operating loss of $4.3 million last year.

Net Income / (Loss)

For the year ended December 31, 2021, net loss was $2.2 million, or $(0.24) per diluted share, compared to a net loss of $3.0 million, or $(0.34) per diluted share, for the year ended December 31, 2020.

Balance Sheet

As of December 31, 2021, the company had $11.7 million in cash, including restricted cash, compared to $7.6 million as of December 31, 2020. During the fourth quarter, the company sold 888,500 shares of common stock under the ATM Program at an average price of $10.13 per share for net proceeds of approximately $8.7 million.

Earnings Conference Call:

Management will host a conference call later today, March 31, 2022 at 4:30 p.m. Eastern Time to discuss the Company’s fourth quarter and full year financial results with the investment community.

To participate, please call 1-800-289-0438 if calling within the United States or 1-323-794-2423 if calling internationally. When asked, please reference confirmation code 9557363.

The call will also be accompanied live by webcast over the Internet and accessible at https://viavid.webcasts.com/starthere.jsp?ei=1535963&tp_key=d48566f994.

A replay will be available until April 7, 2022 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 9557363 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, used and new power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,
	2021	2020
ASSETS
Current assets
Cash	$9,924	$7,567
Restricted cash	1,775	—
Notes receivable	5,778	—
Accounts receivable, net	2,429	2,587
Insurance receivable	—	95
Inventories, net	4,160	2,403
Income taxes receivable	—	407
Prepaid expenses and other current assets	1,069	897
Total current assets	25,135	13,956
Property, plant and equipment, net	516	433
Right-of-use assets	2,237	1,504
Notes receivable	—	5,350
Other assets	39	44
Total assets	$27,927	$21,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,159	$4,027
Deferred revenue	2,423	714
Current maturities of long-term debt	—	780
Income taxes payable	—	17
Total current liabilities	6,582	5,538
Long-term debt	—	633
Other long-term liabilities	1,793	1,257
Total liabilities	8,375	7,428
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,640,545 and 8,726,045 shares issued and outstanding on December 31, 2021 and 2020, respectively	10	9
Additional paid-in capital	31,840	23,981
Accumulated other comprehensive income	14	14
Accumulated deficit	(12,312)	(10,145)
Total stockholders’ equity	19,552	13,859
Total liabilities and stockholders’ equity	$27,927	$21,287

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	December 31,		December 31,
	2021	2020	2021	2020
Revenues	$3,498	$5,352	$18,311	$19,490
Cost of goods sold
Cost of goods sold	3,473	5,089	16,918	18,063
Write down of inventory	—	—	—	546
Total cost of goods sold	3,473	5,089	16,918	18,609
Gross profit	25	263	1,393	881
Operating expenses
Selling, general and administrative	1,518	1,164	5,255	5,165
Total operating expenses	1,518	1,164	5,255	5,165
Loss from continuing operations	(1,493)	(901)	(3,862)	(4,284)
Interest income	(99)	(92)	(387)	(334)
Other income	1	(65)	(1,292)	(969)
Loss before taxes	(1,395)	(744)	(2,183)	(2,981)
Income tax (benefit) expense	3	—	(16)	5
Net loss	$(1,398)	$(744)	$(2,167)	$(2,986)

Loss per share:
Basic	$(0.16)	$(0.09)	$(0.24)	$(0.34)
Diluted	$(0.16)	$(0.09)	$(0.24)	$(0.34)

Weighted average common shares outstanding:
Basic	8,858	8,726	8,858	8,726
Diluted	8,858	8,726	8,858	8,726

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended
	December 31,
	2021	2020
Operating activities
Net loss	$(2,167)	$(2,986)
Depreciation	153	203
Amortization of right-of-use assets	285	261
Amortization of imputed interest	(428)	(448)
Interest expense from PPP Loan	4	9
Gain on forgiveness of PPP Loan	(1,417)	—
Non-cash cost of operating leases	580	622
Change in receivable reserves	71	(57)
Change in inventory reserves	127	(535)
Write down of inventory	—	546
Change in long term payables	—	4
Proceeds from insurance receivable	95	1,705
Gain on investments	—	(968)
Stock-based compensation	186	3
Other	—	3
Changes in current operating assets and liabilities:
Accounts receivable	115	1,158
Inventories	(1,883)	2,139
Prepaid expenses and other assets	(195)	(692)
Income taxes	397	(501)
Accounts payable and accrued liabilities	27	(3,352)
Deferred revenue	1,709	(727)
Net cash used in operating activities	(2,341)	(3,613)

Investing activities
Additions to property, plant and equipment	(237)	—
Proceeds from sale of investments	—	2,436
Change in notes receivable	—	194
Net cash (used in) / provided by investing activities	(237)	2,630

Financing activities
Bank overdrafts	—	(374)
Funding from PPP Loan	—	1,404
Payment of deferred purchase price	—	(397)
Payment of deferred payroll taxes	(100)	—
Net proceeds from the exercise of options for common stock	58	—
Net proceeds from issuance of common stock	8,663	—
Dividend paid to shareholders	(1,047)	—
Principal repayments of financing leases	(864)	(296)
Net cash provided by financing activities	6,710	337

Increase / (decrease) in cash and restricted cash	4,132	(646)
Cash, and restricted cash, beginning of year	7,567	8,213
Cash, and restricted cash, end of period	$11,699	$7,567

Supplemental cash flow information:
Interest paid	3	28
Income taxes paid, net of refunds	(395)	507
Non-cash investing and financing activities:
Acquisition of right-of-use assets	1,598	—